                                                           Exhibit 99.A5X

MINNESOTA MUTUAL    SPOUSE AND CHILD TERM LIFE INSURANCE CERTIFICATE SUPPLEMENT


GENERAL INFORMATION

This supplement is issued in consideration for your application for spouse and child coverage and for the payment of the additional monthly charge. The provisions summarized in this supplement are subject to every term, condition, exclusion, limitation, and provision of the group policy as amended, unless otherwise expressly provided for herein.

WHAT DOES THIS SUPPLEMENT PROVIDE?

This supplement provides term life insurance on the lives of your eligible spouse and children.

WHAT MEMBERS OF YOUR FAMILY ARE ELIGIBLE FOR COVERAGE?

The following members of your family are eligible for coverage under the Spouse and Child Term Life Insurance Policy Rider attached to the group policy:

(1) your lawful spouse who is not legally separated from you, and who is not eligible for insurance as an employee under the policy to which the Spouse and Child Term Life Insurance Policy Rider is attached; and

(2) your unmarried child or children, stepchildren, and legally adopted children, who are living at home, are between the ages of 14 days and 23 years, and who are dependent on you for financial support.

Any child who, subsequent to the effective date of your certificate supplement for Spouse and Child Term Life Insurance, meets the requirements of this provision will become insured on the date he or she so qualifies.

DEATH BENEFIT

WHAT IS THE AMOUNT OF LIFE INSURANCE ON EACH INSURED FAMILY MEMBER?

The amount of life insurance on each insured family member is shown on the specifications page attached to your certificate.

WHEN WILL THE DEATH BENEFIT BE PAID?

We will pay the death benefit upon receipt at our home office of written proof satisfactory to us that your spouse or child insured under this supplement has died. All payments made by us are payable from our home office.

TO WHOM WILL WE PAY THE PROCEEDS?

All proceeds payable under this supplement will be paid to you.

ADDITIONAL INFORMATION

WHEN DOES INSURANCE ON YOUR ELIGIBLE SPOUSE AND CHILDREN BECOME EFFECTIVE?

Insurance on your eligible spouse and children becomes effective when your completed application for spouse and child coverage is approved by us; however, in no event will insurance on your eligible spouse and children be effective before your insurance under the group policy is effective.

WHAT IS THE MONTHLY COST TO YOU FOR INSURANCE UNDER THIS SUPPLEMENT?

The monthly cost to you for insurance under this supplement is shown on the specifications page attached to your certificate.

WHEN WILL YOUR ACCOUNT BE CHARGED?

On the first day of each certificate month, the monthly cost for insurance under this supplement will be charged to your account.

WHEN DOES INSURANCE ON AN ELIGIBLE SPOUSE OR CHILD TERMINATE?

Insurance on the life of a spouse or child insured under this supplement will terminate on the earliest of:

(1) the date you request that insurance on your eligible spouse and children be terminated;

(2) the date the spouse or child is no longer eligible for insurance under this supplement;

(3) the date you are no longer insured under the group policy.


WILL ACCOUNT VALUES ACCUMULATE FOR AN INSURED SPOUSE OR CHILD?

No. The insurance on an insured spouse or child will not accumulate account values.



Secretary                   President